Exhibit 99.1

Comscore Announces Executive Departure

RESTON, Va., July 23, 2021 – Comscore, Inc. (Nasdaq: SCOR) today announced that its Chief Financial Officer, Greg Fink, will be leaving the company to pursue new interests. Mr. Fink, who joined Comscore in 2017, will depart at the end of August 2021. Comscore has retained a leading executive search firm to identify a new chief financial officer to join the executive leadership team, and Mr. Fink has agreed to provide support during the search process to ensure an orderly transition.

“I thank Greg for his many contributions toward helping set the company on a course for success,” said Bill Livek, Comscore Chief Executive Officer. “He has built a strong team, which I am confident will carry on the foundational work that enables us to continue our evolution to provide the best modern measurement services for the future of media.”

“Over the last four years, we have developed a strong finance team, rebuilt our processes, implemented a new ERP, and refinanced our balance sheet. I’m proud of the work we have done, and grateful for the opportunity to work with this team,” said Mr. Fink.

About Comscore

Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.